SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Defintive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12



                               IES INDUSTRIES INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
- --------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
(5)      Total fee paid:
- --------------------------------------------------------------------------------


[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $500,063
- --------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY, JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ON FORM S-4 FILE NO. 333-07931, and SUPPLEMENT TO JOINT PROXY STATEMENT and PROSPECTUS SUPPLEMENT, ON FORM S-4 amended by FORM S-4/A FILE NO. 333-10401
- --------------------------------------------------------------------------------

(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
- --------------------------------------------------------------------------------

(4)      Date Filed:
         JANUARY 18, 1996,  JULY 11,  1996,  AUGUST 19, 1996 and AUGUST
         22, 1996
- --------------------------------------------------------------------------------

Email note to employee solicitors:


As you continue to make your calls to shareholders, it is probably a good idea to start the call by recognizing the numerous calls that shareholders already have received. A couple suggested points to make:

I realize you have probably been receiving several calls.

I only want to take a few moments of your time.

I am making calls to shareholders today just to make sure you have received the information from IES Industries, including the white proxy card.

If you have received the materials, we hope you will return the white proxy card and vote for the three-way merger.

Are there any questions I could answer for you?

We realize that shareholders have been bombarded on this issue. However, the calls have been going very well and have made a difference. Thanks again for all your help!

September 3, 1996


Dear fellow Employees:

No doubt many of you have seen or heard about the open letter to IES employees from Stanley J. Bright, President and CEO of MidAmerican Energy Company. This letter, like other communications from MidAmerican, contains empty promises and misinformation.

In the letter, Mr. Bright states: "We have indicated that a merger of our (IES/MidAmerican) companies would result in employment adjustments of approximately 450 positions ... I want to assure you that these adjustments would be accomplished through attrition and other voluntary methods. We do not anticipate layoffs being required in the proposed merged company."

I thought you would be interested in the staffing reduction proposal MidAmerican filed with the Federal Energy Regulatory Commission on August 26, 1996, as part of its "Analysis of Synergies Related to the Merger of MidAmerican Energy Company and IES Industries Inc." The summary is printed on the reverse side of this letter. This information shows projected staffing level reductions and associated dollar savings by functional area. All of these 448 staff reductions on a base of 5,710 are projected to occur in the first year (1998). That is an eight percent reduction in one year. We find it difficult to believe that kind of labor savings can be achieved simply through natural attrition and other "voluntary methods."

By contrast, our synergies study (which was shared with employees in March of this year) shows that with an IES Industries/ Interstate Power Company/WPL Holdings merger, the staffing level reductions would be 609 over the three-year period on a base of 5,643 employees. It is important to note that the natural employment attrition rate for the three companies is between two and one-half and three percent per year.

I would like to emphasize that there is one offer before the shareholders on September 5. The three-way merger would result from an agreement among companies with a shared vision and commitment to treating employees fairly as we transition to the new Interstate Energy Corporation. We feel that the three-way strategic alliance offers employees of IES the best opportunity for the future, compared to the promises of MidAmerican Energy.

Again, thanks for your continued support.

Sincerely,

For Release: August 29, 1996

                                        Contact: Diane Ramsey
                                               (319) 398-7288



IES INDUSTRIES DECLARES DIVIDEND

CEDAR RAPIDS, IOWA - The Board of Directors of IES Industries Inc. has declared a quarterly dividend of 52.5 cents per share on its common stock, equal to an indicated annual payment of $2.10. The dividend is payable October 1, 1996, to shareholders of record as of September 13, 1996.

This is the 186th consecutive quarter that IES Industries and its predecessor companies have maintained or increased the shareholder dividend. Since the company went public in 1950, it has never decreased the company's quarterly dividend.

The Board of Directors of IES Utilities Inc., the utility subsidiary of IES Industries, continued dividends for the company's cumulative preferred stock issues.

 From: "Analysis of Synergies Related to the Merger of MidAmerican Energy
        Company and IES Industries"; filed as part of MidAmerican Energy's initial filing with the Federal Energy Regulatory Commission, August 26, 1996


===================================================================================================================================
Staffing by Functional Area               IES      MEC      Pre-Merger   Reductions  Reductions    Merged
                                                            Combined     % of Total     Net         Total
- ------------------------------------------------------------------------------------------------------------------------------------
Corporate and Administrative Labor:
o   Executive Management                   20      26           46         33%           15               31
o   Legal                                  13      30           43         16%            7               36
o   External Relations                      7      15           22         23%            5               17
o   Finance, Accounting and Planning       72     106          178         23%           41              137
o   Human Resources                        26      37           63         22%           14               49
o   Information Systems                    80     140          220         14%           30              190
o   Supply Chain & Fleet                   55      22           77          4%            3               74
o   Administrative and Support             55      85          140         12%           17              123
o   Customer Service, Marketing & Sales   346     529          875          6%           56              819
Total Corporate and Administrative Labor  674     990         1664         11%          188            1,476
- ------------------------------------------------------------------------------------------------------------------------------------
Electric Operations:
o   Power Supply & Production             853     590        1,443          2%           27            1,416
o   Transmission & Distribution           552   1,001        1,553          9%          137            1,416
o   Electric System Technical Support     103      80          183         28%           51              132
Total Electric Operations               1,508   1,671        3,179          7%          215            2,984
- ------------------------------------------------------------------------------------------------------------------------------------
Gas Operations:
o   Gas Supply Operation                    6      58           64          8%            5               59
o   Transmission & Distribution           157     646          803          5%           40              763
Total Gas Operations                      163     704          867          5%           45              822
- ------------------------------------------------------------------------------------------------------------------------------------
Totals                                  2,345   3,365        5,710          8%          448            5,262
====================================================================================================================================

A MERGER IN HAND IS WORTH MORE THAN MIDAMERICAN'S PROMISES

A Real Deal...

The IEC three-way merger is well on its way to completion. We believe that shareholder approval on September 5 will allow us to complete the merger in eight to ten months.

Versus No Deal.

MidAmerican has put forth nothing more than a proposal which, we believe, may never be completed. Consider that a MidAmerican-IES combination would control 85% of the Iowa retail energy market. Regulators, who must consider the anti-competitive effects of the deals they review, have raised major issues with other utility mergers.

MidAmerican's proposal has not been submitted for antitrust review by the Department of Justice and the Federal Trade Commission. In contrast, the three-way IEC merger has already passed antitrust review at the Department of Justice. And IES filed with the FERC on March 1, almost six months ago.

We believe any MidAmerican merger-if it ever occurred-could take 24 months to complete.

MidAmerican itself has said: "EVEN IF THE PROPOSED WISCONSIN [three-way merger] TRANSACTION IS NOT APPROVED, A MERGER AGREEMENT BETWEEN MIDAMERICAN AND IES MAY NOT BE ENTERED INTO. IF SUCH A MERGER AGREEMENT IS ENTERED INTO, THE TERMS OF SUCH AGREEMENT MAY VARY SUBSTANTIALLY FROM THE TERMS OF THE MIDAMERICAN PROPOSED TRANSACTION DESCRIBED HEREIN." (Underlining added.)

A "No" Vote Means No Deal.

Not Voting Could Also Mean No Deal.

Vote "YES" To The Deal That Can Get Done:

The IEC Three-Way Merger

IMPORTANT INFORMATION FOR IES SHAREHOLDERS

Some shareholders have expressed confusion about how to vote for the IEC three-way merger. To support the IEC merger, you should vote on the WHITE proxy card. DISCARD ANY BLUE CARDS YOU HAVE RECEIVED. If you have already voted a blue card by mistake, you can still support the IEC merger by signing, dating and returning the WHITE proxy card.

If you have any questions about the proxy or the merger, please call IES SHAREHOLDER SERVICES TOLL-FREE: 1-800-247-9785 or
GEORGESON & COMPANY INC.  TOLL FREE: 1-800-223-2064.

Experts From The Heartland Say:

The Best Deal For IES Shareholders Is The Three-Way Merger.

"... we feel that WPL's (Wisconsin Power & Light) status as a lower-cost producer with better growth prospects than MidAmerican offers IES a better choice for a long-term merger partner than MidAmerican." - Dain Bosworth, August 30, 1996.

"... we recommend that IES shareholders pass up the potential near-term benefits offered by MEC's team (MidAmerican) and join IEC (the company that would be formed by the three-way merger), a team we believe offers superior long-term returns to shareholders..." - Robert W. Baird & Co. Inc., August 19, 1996.

These respected financial analysts understand the Midwest. Analysts who know the nation's heartland, including Edward Jones, urge approval of the merger of IES Industries with WPL Holdings and Interstate Power Company for long-term value for IES shareholders.

The conclusions presented are based upon the analyses conducted by Dain Bosworth, Robert W. Baird & co. Inc, and Edward Jones, respectively.

IMPORTANT INFORMATION FOR IES SHAREHOLDERS

We urge you to support the merger of IES, WPL Holdings and Interstate Power, a transaction the IES board recommends as in the best interests of shareholders. Vote YES to support the IEC merger.

If you have any questions about the proxy or the merger, please call IES SHAREHOLDER SERVICES TOLL-FREE: 1-800-247-9785 or
GEORGESON & COMPANY INC.  TOLL FREE: 1-800-223-2064.